SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of report (Date of Earliest Event Reported): August 7, 1998



                               BE AEROSPACE, INC.
               (Exact name of registrant as specified in charter)




DELAWARE                           0-18348                       06-1209796
(State or other jurisdiction (Commission File Number)         (I.R.S. Employer
of incorporation)                                           Identification No.)

1400 Corporate Center Way, Wellington, Florida                     33414
 (Address of principal executive offices)                        (Zip Code)




       Registrant's telephone number, including area code: (561) 791-5000




                      Exhibit Index Appears on page 5.

Item 2.           Acquisition or Disposition of Assets.

         On August 7, 1998, BE Aerospace, Inc., a Delaware corporation (the "Company"), completed the acquisition (the "Acquisition") of SMR Aerospace, Inc, an Ohio Corporation ("SMR"), and its subsidiaries and affiliated entities pursuant to an Acquisition Agreement, dated July 21, 1998 (the "Agreement") among the Company and the shareholders of SMR (the "Sellers"). A copy of the Agreement is attached to this report as Exhibit 2.1.

         SMR, headquartered in Sharon Center, Ohio, is a leader in providing design, integration, installation and certification services for commercial aircraft passenger cabin interiors. SMR provides a broad range of interior reconfiguration services which allow airlines to change the size of certain classes of service, modify and upgrade the seating, install telecommunications or entertainment options, relocate galleys, lavatories and overhead bins, and install crew rest compartments. SMR is also a supplier of structural design and integration services including airframe modifications for passenger-and freighter conversions. In addition, SMR provides a variety of niche products and components that are used to facilitate reconfigurations and conversions.

         The $142,000,000 purchase price, consisting of 4,000,000 newly issued shares of the Company's common stock (the "Shares") and $24 million in cash ($22 million of which was paid to the Flight Structures, Inc. Savings and Retirement Plan and Trust and $2 million of which was paid to the Sellers), represents a
7.0 multiple of SMR's EBITDA (earnings before interest, taxes, depreciation and amortization). The Company has filed a registration statement with the Securities and Exchange Commission to register the Shares which may be distributed in an underwritten offering in September of 1998. In the event the Shares are sold for more than $118 million (subject to adjustments), the Sellers shall refund any excess to the Company. If the Shares are sold for less than $118 million (subject to adjustments), the Company shall pay the amount of any deficiency to the Sellers. The Company obtained the $24 million cash portion of the sale price from its credit facility at The Chase Manhattan Bank.


Item 7.           Financial Statements and Exhibits

(a)               Financial Statements of Business Acquired.

                  The following historical consolidated and combined financial statements and notes thereto are of SMR prior to the consummation of the Acquisition and are attached hereto at pages F-1 to F-27.

                  o     Independent Auditors Report.
                  o     Balance sheets as of December 31, 1996 and December 31,
                        1997.
                  o Statements of income as of December 31, 1996 and December 31, 1997.
                  o Statements of cash flow as of December 31, 1996 and December 31, 1997.
                  o     Notes to the financial statements.
                  o Condensed balance sheets (unaudited) as of December 31, 1997 and March 31, 1998.
                  o Condensed statements of income (unaudited) as of March 31, 1997 and March 31, 1998.
                  o Condensed statements of cash flows (unaudited) as of March 31, 1997 and March 31, 1998.
                  o     Notes to the condensed financial statements.

(b)               Pro Forma Financial Information.

                  The following unaudited pro forma consolidated and combined financial statements and notes thereto are attached hereto at pages PF-1 to PF-7.

                  o Pro Forma condensed statement of operations for the year ended February 28, 1998.
                  o Notes to pro forma Condensed statement of operations for the year ended February 28, 1998.
                  o Pro Forma condensed statement of operations for the three months ended May 30, 1998.
                  o Notes to the pro forma condensed statement of operations for the three months ended May 30, 1998.
                  o     Pro Forma condensed balance sheets as of May 30, 1998.
                  o Notes to pro forma condensed balance sheets as of May 30, 1998.

(c)            Exhibits.


               Exhibit No.                        Description

               2.1 Acquisition Agreement, dated as of July 21, 1998, among BE Aerospace, Inc., a Delaware Company Oscar
                              J. Mifsud, Oscar J. Mifsud Trust -- 1998, Patrick
                              L. Ryan, Patrick L. Ryan Trust -- 1998, David B. Smith, and David B. Smith Trust -- 1998.

               2.2 Stock Purchase Agreement, dated as of July 21, 1998, between Flight Structures, Inc. Savings and Retirement Plan and Trust and BE Aerospace, Inc.

               23.1 Consent of Zalick, Torok, Kirgesner, Cook & Co., dated August 17, 1998.

               99.1           Press Release dated August 10, 1998.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         BE AEROSPACE, INC.



                         By:/s/ Thomas P. McCaffrey
                            -----------------------
                            Name: Thomas P. McCaffrey
                            Title: Senior Vice President and Chief Financial
                                   Officer



Date:  August 24, 1998

                               SMR AEROSPACE, INC.

                            CONSOLIDATED AND COMBINED
                              FINANCIAL STATEMENTS

                     Years Ended December 31, 1997 and 1996








TABLE OF CONTENTS

                                                                        Page No.

INDEPENDENT AUDITOR'S REPORT                                                F-2

CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
 Balance Sheets                                                             F-3
 Statements of Income                                                       F-5
 Statements of Retained Earnings, Partners' Capital, and Members' Capital   F-6
 Statements of Cash Flows                                                   F-7
 Notes to Consolidated and Combined Financial Statements                    F-9

                      Zalick, Torok, Kirgesner, Cook & Co.
                                  [letterhead]






INDEPENDENT AUDITOR'S REPORT


The Board of Directors
SMR Aerospace, Inc.
Sharon Center, Ohio


We have audited the accompanying consolidated and combined financial statements, as listed in the accompanying table of contents, of SMR Aerospace, Inc. (an S Corporation), its affiliates, and subsidiaries as of December 31, 1997 and 1996, and for the years then ended. These consolidated and combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of SMR Aerospace, Inc., its affiliates, and subsidiaries, as of December 31, 1997 and 1996, and its results of operations and cash flows for the years then ended, in accordance with generally accepted accounting principles.

As stated in Note 20, effective August 7, 1998, the shareholders of SMR Aerospace, Inc. sold to BE Aerospace, Inc., a Delaware corporation, all of the outstanding common stock of SMR Aerospace, Inc. (including all of the investments in the subsidiaries), all of the general and limited partnership interests in SMR Associates, and all of the membership interests in SMR Developers. Concurrent with this transaction, BE Aerospace, Inc. also acquired substantially all of the minority interest in the common stock of Flight Structures, Inc. which was owned by the FSI Savings and Retirement Plan.

/s/Zalick, Torok, Kirgesner, Cook & Co.

Cleveland, Ohio
February 7, 1998, except for Note 20, as to which the date is August 7, 1998.

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
                                 BALANCE SHEETS
                           December 31, 1997 and 1996

                                                                                   1997              1996
                                                                                   ----              ----
ASSETS

CURRENT ASSETS

  Cash and short-term cash investments                                        $  2,977,422    $    160,586
  Accounts receivable
    Trade                                                                        9,597,501       6,728,063
    Other                                                                           84,386         277,973
    Inflatable Survival Systems, Inc.                                                 --         1,000,000
  Inventories                                                                   10,101,967       6,912,552
  Costs and estimated earnings in excess of billings on
    uncompleted contracts                                                        7,842,277       7,589,890
  Deferred income taxes                                                            452,000         400,000
  Prepaid income taxes                                                                --           386,163
  Prepaid expenses                                                                 249,043          39,281
                                                                              ------------    ------------

     TOTAL CURRENT ASSETS                                                       31,304,596      23,494,508

PROPERTY AND EQUIPMENT
  Land and buildings                                                             2,999,150       1,541,760
  Computers and office equipment                                                 1,798,147       1,374,594
  Leasehold improvements                                                           617,675         595,402
  Machinery and equipment                                                        2,460,737       2,010,026
  Furniture and fixtures                                                         1,018,953         570,088
  Automobiles                                                                       62,317          39,404
  Construction in progress                                                         261,902           7,286
                                                                              ------------    ------------

                                                                                 9,218,881       6,138,560
  Accumulated depreciation                                                      (3,692,642)     (2,919,440)
                                                                              ------------    ------------

                                                                                 5,526,239       3,219,120

OTHER ASSETS
  Goodwill, less accumulated amortization of $1,339,715
    in 1997 and $945,311 in 1996                                                 2,759,864       3,056,664
  Restricted funds                                                               1,864,454       1,129,094
  Deferred income taxes                                                              8,860         160,860
  License agreements, net                                                           16,667          26,667
  Deferred charges, net                                                             52,069          51,117
  Cash surrender value of officers' life insurance                                  93,090            --
  Asset held for resale                                                            209,272            --
  Other assets                                                                      14,622          26,973
                                                                              ------------    ------------

                                                                                 5,018,898       4,451,375

                                                                              $ 41,849,733    $ 31,165,003
                                                                              ============    ============

     See accompanying notes.

                                                                                   1997           1996
                                                                                   ----           ----
LIABILITIES, STOCKHOLDERS' EQUITY,
PARTNERS' CAPITAL, AND MEMBERS'
CAPITAL

CURRENT LIABILITIES
  Current portion of long-term debt                                           $ 1,271,175   $ 1,159,871
  Current portion of capital lease obligation                                     144,273        83,935
  Accounts payable                                                              4,072,999     4,610,518
  Billings in excess of costs and estimated earnings on
    uncompleted contracts                                                       4,767,376     1,138,293
  Accrued expenses
  Commissions                                                                      82,260       496,067
  Salaries, vacation, and payroll taxes                                         2,330,854     1,471,287
  Warranties                                                                      366,251       439,502
  Income taxes                                                                    937,786          --
  Interest                                                                        133,094       132,518
  Other                                                                           856,261       530,957
                                                                              -----------   -----------

     TOTAL CURRENT LIABILITIES                                                 14,962,329    10,062,948

LONG-TERM LIABILITIES
  Long-term debt, less current portion                                          4,615,207     4,535,172
  Line of credit                                                                4,115,000     5,072,000
  Capital lease obligation, less current portion                                   73,715       103,441
                                                                              -----------   -----------

                                                                                8,803,922     9,710,613

MINORITY INTEREST IN SUBSIDIARY                                                 1,931,675       956,967

STOCKHOLDERS' EQUITY, PARTNERS'
  CAPITAL, AND MEMBERS' CAPITAL
  Common stock with a stated value of $5 per share, 750 shares
    authorized; 300 shares issued and outstanding                                   1,500         1,500
  Common stock with a stated value of $2 per share, 850 shares
    authorized; 300 shares issued and outstanding                                     600           600
  Additional paid-in capital                                                      166,000         6,000
  Retained earnings, partners' capital, and members' capital                   15,983,707    10,426,375
                                                                              -----------   -----------

                                                                               16,151,807    10,434,475

                                                                              $41,849,733   $31,165,003
                                                                              ===========   ===========

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
                              STATEMENTS OF INCOME
                     Years Ended December 31, 1997 and 1996

                                                                                 1997           1996
                                                                                 ----           ----
SALES                                                                       $ 72,805,309    $ 45,240,743

COST OF SALES                                                                 43,914,773      29,463,437
                                                                            ------------    ------------

     GROSS PROFIT                                                             28,890,536      15,777,306

OPERATING EXPENSES
  Selling, general and administrative expenses                                 8,719,991       6,546,357
  Research, development and engineering                                        7,388,796       6,265,187
                                                                            ------------    ------------

     TOTAL OPERATING EXPENSES                                                 16,108,787      12,811,544
                                                                            ------------    ------------

     INCOME FROM CONTINUING OPERATIONS                                        12,781,749       2,965,762

OTHER INCOME (EXPENSE)
  Minority interest in net loss (earnings) of subsidiary                      (1,285,033)        102,994
  Interest expense                                                              (723,163)       (712,141)
  Interest income                                                                 80,864          73,822
  Representation fees                                                             40,000          60,000
  Amortization of license agreements and deferred charges                        (19,157)        (64,543)
  Miscellaneous                                                                   38,824          (5,436)
  Loss on disposal of property                                                   (13,402)         (3,258)
                                                                            ------------    ------------

                                                                              (1,881,067)       (548,562)

     INCOME FROM CONTINUING OPERATIONS BEFORE
       PROVISION (CREDIT) FOR INCOME TAXES                                    10,900,682       2,417,200

PROVISION (CREDIT) FOR INCOME TAXES
  ON EARNINGS OF SUBISIDARY                                                    2,500,000        (588,000)
                                                                            ------------    ------------

     INCOME FROM CONTINUING OPERATIONS                                         8,400,682       3,005,200

DISCONTINUED OPERATIONS
  Loss from operations of discontinued division                                     --          (156,133)
  Gain on sale of discontinued division)                                            --         3,041,772
                                                                            ------------    ------------

                                                                                    --         2,885,639

     NET INCOME                                                             $  8,400,682    $  5,890,839
                                                                            ============    ============

     See accompanying notes.

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
               STATEMENTS OF RETAINED EARNINGS, PARTNERS' CAPITAL,
                              AND MEMBERS' CAPITAL
                     Years Ended December 31, 1997 and 1996

                                                        1997              1996
                                                        ----              ----

RETAINED EARNINGS, PARTNERS' CAPITAL, AND
  MEMBERS' EQUITY AT BEGINNING OF YEAR             $ 10,426,375    $  8,034,090

NET INCOME                                            8,400,682       5,890,839

CAPITAL CONTRIBUTIONS                                      --           460,512

CASH DISTRIBUTIONS                                   (2,843,350)     (3,959,066)
                                                    -----------    ------------

RETAINED EARNINGS, PARTNERS' CAPITAL,
  AND MEMBERS' EQUITY AT END OF YEAR               $ 15,983,707    $ 10,426,375
                                                   ============    ============


     See accompanying notes.

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                           December 31, 1997 and 1996

                                                                                   1997            1996
                                                                                   ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES

  Net income                                                                 $  8,400,682    $  5,890,839
  Adjustments to reconcile net income to net cash flows from operating activities:
      Gain on sale of discontinued operations                                        --        (3,041,772)
      Depreciation                                                                855,309         737,782
      Amortization of goodwill, license agreements, and
        deferred charges                                                          403,452         496,805
      Deferred income taxes                                                       100,000        (273,000)
      Minority interest in earnings or loss of subsidiary                       1,285,033        (102,994)
      Loss on disposal of property                                                 13,402           3,258
      Increase in cash surrender value of officers' life insurance                (93,090)           --
      Changes in assets and liabilities:
        (Increase) decrease in assets:
          Accounts receivable - trade and other                                (1,675,851)        303,399
          Accounts receivable - affiliate                                            --           161,270
          Inventories                                                          (3,189,415)       (695,762)
          Costs and estimated earnings in excess of billings on
            uncompleted contracts, net                                          3,376,696      (2,961,872)
          Prepaid expenses and other                                              188,752        (183,427)
          Increase (decrease) in liabilities:
            Accounts payable                                                     (537,519)      1,341,147
            Accrued expenses                                                    1,636,175         165,620
            Advance payments received                                                --          (957,579)
                                                                             ------------    ------------

                    NET CASH FLOWS FROM OPERATING ACTIVITIES                   10,763,626         883,714

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                                         (2,992,115)     (1,040,971)
  Increase in leased assets                                                          --          (151,378)
  Proceeds from sale of discontinued operations, net of
    related costs                                                                    --         7,716,036
  Proceeds from sale of property                                                     --               600
  Increase in restricted funds                                                   (735,360)       (150,684)
  Increase in asset held for resale                                              (209,272)           --
                                                                             ------------    ------------

                    NET CASH FLOWS FROM INVESTING ACTIVITIES                   (3,936,747)      6,373,603


     See accompanying notes.

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
                      STATEMENTS OF CASH FLOWS (Continued)
                           December 31, 1997 and 1996

                                                                                    1997           1996
                                                                                    ----           ----
CASH FLOWS FROM FINANCING ACTIVITIES

  Net increase (decrease) in line of credit                                       (957,000)     2,018,000
  Proceeds of long-term debt                                                     1,461,702           --
  Payments of long-term debt                                                    (1,270,363)    (5,231,221)
  Payments on capital lease obligation                                            (153,103)       (61,793)
  Cash contributions to partnerships                                                  --          460,512
  Proceeds from issuance of common stock and additional
    paid-in capital                                                                160,000          6,600
  Cash distributions                                                            (2,843,350)    (3,959,066)
  Redemption of preferred and common stock - minority interest                    (407,929)      (466,548)
                                                                               -----------    -----------

           NET CASH FLOWS FROM FINANCING ACTIVITIES                             (4,010,043)    (7,233,516)
                                                                               -----------    -----------

           NET CHANGE IN CASH AND SHORT-TERM
             CASH INVESTMENTS                                                    2,816,836         23,801

CASH AND SHORT-TERM CASH INVESTMENTS
  AT BEGINNING OF YEAR                                                             160,586        136,785
                                                                               -----------    -----------

           CASH AND SHORT-TERM CASH
             INVESTMENTS AT END OF YEAR                                        $ 2,977,422    $   160,586
                                                                               ===========    ===========






     See accompanying notes.

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996


NOTE 1 - ORGANIZATION AND BASIS OF ACCOUNTING

The consolidated and combined financial statements include the accounts of SMR Aerospace, Inc., an Ohio Corporation ("SMR Aerospace"); its affiliates through common ownership: SMR Associates, an Ohio Limited Partnership ("SMR Associates"), DOPCO Associates, an Ohio General Partnership ("DOPCO"), and SMR Developers, an Ohio Limited Liability Corporation ("SMR Developers"); its subsidiaries: Plush Mills, Inc., an Ohio Corporation ("Plush Mills"), SMR Aerospace Management Company, Inc., an Ohio Corporation ("SMR Management"), and SMR Holdings, Inc., an Ohio Corporation ("SMR Holdings"). SMR Holdings has the following subsidiaries: SMR Technologies, Inc., an Ohio Corporation ("SMR Technologies"), and a 76% owned subsidiary, Flight Structures, Inc., a Washington Corporation ("FSI"). The following companies are collectively referred to as "SMR" in the notes to the financial statements: SMR Technologies, SMR Associates, DOPCO Associates, SMR Developers, and Plush Mills. All intercompany transactions and balances have been eliminated in consolidation.

The financial statements are presented in accordance with generally accepted accounting principles.

SMR Technologies manufactures specialty products for the aviation industry, with operations in Ohio and West Virginia. As more fully explained in Note 3, substantially all of the operating assets of SMR Technologies' Commercial Life Raft Division were sold in 1996. Accordingly, the net assets and operating results of the Commercial Life Raft Division have been reported as discontinued operations in the accompanying financial statements.

FSI engages in the design, testing, and certification of modifications to commercial aircraft, as well as the manufacture of certain related components. Substantially all work performed by FSI is performed under fixed price contracts. Customers are located throughout the world. A significant amount of revenues are earned outside the United States.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reclassifications - Certain reclassifications have been made to the 1996 financial statements to conform to the current year presentation.

Inventories - Inventories of SMR, with a cost of $3,832,289 at December 31, 1997 and $4,166,915 at December 31, 1996, are stated at cost, determined on a last-in, first-out (LIFO) basis. Inventories of FSI, with a cost of $6,269,678 at December 31, 1997 and $2,745,637 at December 31, 1996, consist of raw materials and purchased parts and are stated at the lower of weighted average cost or market.

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

Inventories consist of the following at December 31, 1997 and 1996:

                                                    1997                   1996
                                                    ----                   ----

Raw materials and purchased parts    $         8,791,895     $        4,983,469
Work in process                                1,291,415              1,585,783
Finished goods                                   913,022              1,029,530
                                     -------------------     ------------------
                                              10,996,332              7,598,782
LIFO reserve                                    (894,365)              (686,230)
                                     -------------------     ------------------

                                     $        10,101,967     $        6,912,552
                                     ===================     ==================

Contract Revenue Recognition - Revenues under fixed price contracts are recognized on the percentage of completion method, measured by the percentage of incurred contract costs to estimated total contract costs. Contracts that consist of an engineering and a manufacturing component are combined for purposes of computing revenue.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts", represents revenues in excess of the amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts", represents billings in excess of costs and estimated earnings recognized.

Property and Equipment - Property and equipment is stated at cost, less accumulated depreciation. Major additions and betterments are capitalized; maintenance and repairs are expensed as incurred. When properties are retired or otherwise disposed of, gains and losses are recorded in the statement of income.

FSI recognizes depreciation and amortization using the straight-line method. Leasehold improvements are amortized over the estimated useful life. All other assets are depreciated over their useful lives of 3 to 10 years.

SMR recognizes depreciation using accelerated methods over the estimated useful lives of assets ranging from 5 to 39 years.

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

Depreciation and amortization expense was $855,309 in 1997 and $737,782 in 1996.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company reviews for the impairment of long-lived assets whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when the estimated future cash flows are less than the carrying amount of the asset. No impairment losses have been identified.

Short-Term Cash Investments - For purposes of the statement of cash flows, cash and short-term cash investments consist of demand deposits and overnight investments at a bank. The amount of cash and short-term cash investments sometimes exceeds federally insured limits.

Goodwill - Goodwill, the excess of the purchase price over the net assets paid for FSI, is being amortized over 10 years. Amortization expense was $394,404 in 1997 and $404,916 in 1996, and is included in selling, general, and administrative expenses.

License Agreements - As part of the acquisition of the assets of Seaco/Elliot, Inc. in June 1994, the cost of an exclusive sales distribution agreement of $250,000 was being amortized over the five-year term of the agreement. Amortization expense was $20,833 in 1996. These assets were sold to Inflatable Survival Systems, Inc. in connection with the sale of SMR Technologies' Commercial Life Raft Division.

A license agreement, with a cost of $100,000, is being amortized using the straight-line method over the 10-year term of the license agreement. Amortization expense was $10,000 in 1997 and 1996. Accumulated amortization was $83,333 at December 31, 1997 and $73,333 at December 31, 1996.

Deferred Charges - Deferred charges consist primarily of deferred financing costs that are being amortized using the straight-line method over the term of the related loans. Certain of the these loans were repaid in 1996, in connection with the sale of SMR's Commercial Life Raft Division. The remaining net book value of the related deferred charges was included in amortization expense in 1996, and totaled $59,848. Amortization expense on remaining deferred charges was $9,157 in 1997 and $4,694 in 1996. Accumulated amortization was $16,055 at December 31, 1997 and $9,653 at December 31, 1996.

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

Income Taxes - FSI is a taxpaying entity; therefore, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and income tax reporting. These assets and liabilities consist primarily of a general business credit carryforward, contracts less than 10% complete, reserve for contract losses, property, and certain accrued liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. A deferred tax asset is also recognized for research and development tax credits earned in the current year that are available to offset future federal income taxes.

The stockholders of SMR Aerospace, SMR Management, SMR Technologies, and Plush Mills have elected to be taxed under the Subchapter S provisions of the Internal Revenue Code. As S Corporations, all items of income, loss, tax credits, and other tax items are passed through to the stockholders for inclusion on their personal income tax returns. Accordingly, no provision for income taxes related to the income of these entities has been recorded.

SMR Associates, DOPCO, and SMR Developers are recognized as partnerships for income tax purposes. All items of income, loss, tax credits and capital distributions, among others, are allocated to the Partners or Members in proportion to their respective ownership interest in the Partnership; accordingly, no provision for income taxes related to the income of SMR Associates, DOPCO, or SMR Developers has been recorded.

Restricted Funds - The restricted funds may only be used to retire certain debt obligations (Note 6). These funds are held in short-term investments that are stated at cost, which approximates market value.

Research and Development - Research and development costs are charged to expense as incurred. Total expense was $6,078,000 in 1997 and $5,011,000 in 1996.

NOTE 3 - DISCONTINUED OPERATIONS

During 1996, SMR sold substantially all of the assets of its Commercial Life Raft Division. On May 31, 1996, the assets of the Commercial Life Raft Division were sold to Inflatable Survival Systems, Inc. (ISSI) for $8,000,000 in cash and $1,000,000 account receivable due in September 1997. The sale resulted in a gain of $3,041,772 in 1996 after recognizing certain expenses directly related to the sale.

Pursuant to the sale of the Commercial Life Raft Division assets, the Division's operating results have been reported as discontinued operations in the accompanying financial statements. The Division had no operations in 1997.

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

Summarized results of operations of the discontinued operation are presented below:
                                                                    1996
                                                                    ----

    Net sales                                              $         2,474,599
    Costs and expenses                                               2,630,732
                                                           -------------------
    Loss from discontinued operations                                 (156,133)
    Gain on sale of assets                                           3,041,772
                                                           -------------------

    Total earnings related to discontinued
    Commercial Life Raft Division                          $         2,885,639
                                                           ===================


NOTE 4 - CONTRACTS IN PROGRESS

The contracts in progress of FSI are summarized as follows:

                                                                             1997                    1996
                                                                             ----                    ----

    Total value of contracts in progress                        $        109,328,442         $      81,880,236
    Total estimated costs                                                (87,657,197)              (61,306,214)
                                                                --------------------      --------------------

    Total estimated gross profit                                $         21,671,245         $      20,574,022
                                                                =====================        =================

    Costs incurred on uncompleted contracts                     $         59,882,335         $      31,312,201
    Estimated earnings                                                     8,578,420                 4,266,397
                                                                --------------------      --------------------
    Total revenues earned on uncompleted contracts                        68,460,755                35,578,598
    Billings to date                                                     (65,385,854)              (29,127,001)
                                                                --------------------      --------------------

    Revenues earned in excess of billings                       $          3,074,901         $       6,451,597
                                                                =====================        =================

Such amounts are included in the accompanying balance sheet under the following captions:

                                                                             1997                   1996
                                                                             ----                   ----
    Costs and estimated earnings in excess of
     billings on uncompleted contracts                             $       7,842,277          $     7,589,890
    Billings in excess of costs and estimated earnings on
    uncompleted contracts including estimated future losses
    of $138,000 and $480,000, respectively)                               (4,767,376)              (1,138,293)
                                                                   -----------------       ------------------

                                                                   $       3,074,901          $     6,451,597
                                                                   =================          ===============

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

NOTE 5 - LINE OF CREDIT

SMR Technologies has a line of credit with Bank One, Akron, NA that allows for maximum borrowings of $8,000,000. Interest is payable monthly at the LIBOR rate plus 1.75% (7.402% at December 31, 1997). The line of credit expires in April 1999. The line of credit is collateralized by substantially all assets of SMR and FSI. $4,115,000 was outstanding at December 31, 1997.

NOTE 6 - LONG-TERM DEBT

Long-term debt consists of the following at December 31:

                                                                          1997           1996
                                                                          ----           ----
$3,700,000 ten-year term loan payable to Bank One,
Akron, NA                                                            $   775,740    $   895,740

$1,975,000 five-year term loan payable to Bank One,
Akron, NA                                                                685,012      1,115,008

$2,293,500 notes payable to former stockholders of
FSI                                                                      802,725      1,261,425

$2,000,000 capitalized lease obligation for Industrial
Development Bonds, City of Richwood, West Virginia                     2,000,000      2,000,000

Notes payable to West Virginia Economic Development Authority
and Valley Developers, Inc.                                                 --          129,851

$1,300,000 term loan payable to Capital One
Funding Corporation                                                    1,273,333           --

ESOT note payable to former FSI stockholder                              192,560        293,019

Other                                                                    157,012           --

                                                         TOTAL         5,886,382      5,695,043

                                               CURRENT PORTION        (1,271,175)    (1,159,871)
                                                                     -----------    -----------

                                             LONG-TERM PORTION   $     4,615,207    $ 4,535,172
                                                                     ===========    -----------

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

The proceeds of the $3,700,000 ten-year term loan payable to Bank One, Akron, NA were used to finance the acquisitions of FSI and Seaco/Elliot, Inc. Interest is payable monthly at the LIBOR rate plus 1.75% (7.402% at December 31, 1997). Principal is payable in 120 monthly installments of $10,000 from November 1995 through June 2004.

The proceeds of the $1,975,000 five-year term loan payable to Bank One, Akron, NA were used to refinance an Employee Stock Ownership Trust term loan payable of FSI to a financial institution. Interest is payable monthly at the LIBOR rate plus 1.75% (7.402% at December 31, 1997). Principal is payable in 55 monthly installments of $35,833 from February 1995 through October 1999.

These loans are collateralized by substantially all assets of SMR and FSI. The terms of the financing agreement for these loans and the line of credit provide, among other provisions, requirements for maintaining certain working capital and other financial ratios, and limit the payment of dividends and distributions to $250,000 plus an amount for SMR income taxes.

The $2,293,500 notes payable to the former stockholders of FSI provide for interest at 4%, payable quarterly. Principal is payable in 60 monthly installments of $38,225 from October 1994 to September 1999. The notes are collateralized by the common stock of FSI that was purchased by SMR.

The $2,000,000 capitalized lease obligation to the City of Richwood, West Virginia was assumed by SMR Associates in a 1988 business acquisition. Principal and interest due on the bonds are payable solely from the lease payments. The bond principal is due in February 2008. Interest at 6.2% is payable semiannually. The bonds are collateralized by land and building with a cost of $1,100,000. SMR Associates was required to deposit at least $100,000 annually through 1993 into an escrow fund. The balance in the fund of $1,864,454 at December 31, 1997 and $1,129,094 at December 31, 1996, is classified as restricted funds on the accompanying statements of assets, liabilities, stockholders' equity, and partners' capital. SMR Associates deposited $675,000 in 1997 and $100,000 in 1996 into this fund.

The notes payable to the West Virginia Economic Development Authority and Valley Developers were completely repaid in 1997.

The proceeds of the $1,300,000 term loan payable to Capital One Funding Corporation ("Capital") were used by SMR Developers to construct an office and research facility in Sharon Center, Ohio. The loan requires monthly principal payments ranging from $3,333 to $7,500 from May 1997 through April 2017. Interest is adjusted weekly based on commercial paper rates (6% at December 31, 1997) and is payable monthly. The loan is guaranteed by SMR Technologies and SMR Associates, and is secured by a mortgage on the related property.

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

The ESOT note payable to a former stockholder is payable in monthly installments of $8,372 plus interest at the prime rate plus 1% (9.5% at December 31, 1997). It is collateralized by 131,621 shares of common stock of FSI. The note is due November 30, 1999.

Aggregate maturities of long-term debt are as follows:

            Years Ending December 31:                      Amount
            -------------------------                      ------
                   1998                         $       1,271,175
                   1999                                   890,130
                   2000                                   166,000
                   2001                                   170,000
                   2002                                   172,000
                   Thereafter                           3,217,077
                                                -----------------
                                                $       5,886,382
                                                =================

NOTE 7 - INCOME TAXES

Income (loss) before taxes of FSI for the year ended December 31, 1997 was $7,836,981, and was $(1,035,356) for the year ended December 31, 1996. The difference between the effective tax rate and the statutory rate applied to pre-tax income of FSI is due primarily to research and development (R&D) tax credits earned and the income attributable to a foreign sales corporation, which is taxed at a lower federal income tax rate.

The income tax provision (credit) of FSI consists of the following for the years ended December 31, 1997 and 1996:

                                                  1997                     1996
                                                  ----                     ----

    Current                          $       2,700,000          $      (315,000)
    Benefits of R & D credits                 (300,000)                (270,000)
    Deferred                                   100,000                   (3,000)
                                     -----------------       -------------------

                                     $       2,500,000          $      (588,000)
                                     =================          ================

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

The net deferred tax asset in the accompanying balance sheets consist of:

                                                          1997                    1996
                                                          -----                   ----
      Net current:
       Gross deferred tax assets             $         457,000       $         491,000
       Gross deferred tax liabilities                   (5,000)                (91,000)
                                             -----------------       -----------------
                                                       452,000                 400,000
      Net non-current:
       Gross deferred tax assets                        20,060                 226,860
       Gross deferred tax liabilities                  (11,200)                (66,000)
                                             -----------------       -----------------
                                                         8,860                 160,860
                                             -----------------       -----------------

                                             $         460,860       $         560,860
                                             ==================      =================

The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

                                                          1997                    1996
                                                          ----                    ----

      General business credit carryforward   $               -       $         458,000
      Reserve for contract loss                         46,000                 169,000
      Allowance for doubtful accounts                   11,000                       -
      Accrued liabilities                              400,000                  68,000
      Contracts less than 10% complete                  (5,000)                (91,000)
      Depreciation                                     (11,200)                (66,000)
      Other                                             20,060                  22,860
                                             -----------------       -----------------

                                             $         460,860       $         560,860
                                             ==================      =================

At December 31, 1996, FSI had a general business credit carryforward which was fully utilized in 1997.

NOTE 8 - LEASES

Operating Leases - FSI leases its engineering offices, manufacturing facilities and related land under operating leases with partnerships controlled by former stockholders of FSI. The building leases expire from 1999 through 2000 and have renewal options. Rate increases are based on inflation indices and the leases require FSI to pay a portion of the real estate taxes and other expenses. Total lease expense paid to the partnerships was $591,000 in 1997 and $526,000 in 1996. In 1997, FSI leased a warehouse facility from a third party. Total rent expense under this lease was $80,000 in 1997.

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

Future minimum lease payments under noncancelable operating leases are as follows:

            Year Ended December 31:                        Amount
            -----------------------                        ------
                    1998                         $        725,000
                    1999                                  699,000
                    2000                                  166,000

Total rent expense on all leases was $754,000 in 1997 and $585,000 in 1996. FSI subleased certain facilities in 1997 and 1996. Rental income was $45,000 in 1997 and $32,000 in 1996.

Capital Leases - FSI leases certain computer equipment and printers under leases accounted for as capital leases. These leases expire in the year 2000.

The assets and liabilities under capitalized leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the assets at the inception of the lease. The assets are amortized over their estimated useful lives. Amortization of assets under capitalized leases is included in depreciation expense for 1997 and 1996.

The assets recorded under these leases are included in property and equipment as follows:

                                                              1997                   1996
                                                              ----                   ----

      Computers and office equipment             $         440,035       $        256,321
      Less accumulated depreciation                       (204,989)               (62,261)
                                                 -----------------       ----------------

                                                 $         235,046       $        194,060
                                                 ==================      ================

Future minimum lease payments under the
capitalized leases are as follows:

          Years Ending December 31:                         Amount

                   1998                           $        173,197
                   1999                                     96,033
                   2000                                        740
                                                  ----------------
          Total future minimum lease payments              269,970
          Less amounts representing interest               (51,982)

                                                           217,988
          Current portion                                 (144,273)

          Long-term portion                       $         73,715
                                                  ================

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

NOTE 9 - MINORITY INTEREST

Minority interest includes the 24% interest of the ESOP in the common stockholders' equity of FSI, as well as 100% of FSI's preferred stock.

Minority interest of FSI's preferred stockholders is carried at liquidation value, which equals the par value of the preferred stock. FSI redeemed 241,360 shares of preferred stock for $241,360 in 1997 and 1996. Minority interest related to the preferred stock was -0- at December 31, 1997 and $241,360 at December 31, 1996.

In 1997, FSI repurchased 73,847 shares of its common stock in exchange for cash of $166,569. In 1996, FSI repurchased 85,810 shares of its common stock in exchange for cash of $225,188. In 1996, FSI also purchased 571,659 shares of its common stock in exchange for future contributions to be made to FSI's retirement plans (Note 10). As a result of these transactions, SMR's ownership percentage increased to 76%. In 1997, the purchase price for the common shares was more than the net book value of FSI; therefore these stock repurchases increased goodwill by $97,604. In 1996, the purchase price for the common shares was less than the net book value of FSI; therefore, these stock repurchases decreased goodwill by $321,172. The minority interest of FSI's common stockholders is carried at net book value.

NOTE 10 - RETIREMENT PLANS

SMR has a noncontributory defined benefit retirement plan covering substantially all of its hourly employees who meet certain age and length of service requirements. Pension costs are funded as actuarially determined to at least meet minimum requirements of the Employee Retirement Income Security Act. The weighted average discount rate used to measure the projected benefit obligation is 7% in 1997 and 1996. The expected long-term rate of return on plan assets used in determining pension cost is 7%. SMR uses the straight-line method of amortization for unrecognized gains and losses. Plan assets are invested in mutual funds, United States Government obligations, and money market accounts.

Pension expense includes the following components:

                                                              1997                    1996
                                                              ----                    ----

   Service cost of the current period            $          53,812       $          56,522
   Interest cost on the projected benefit
    obligation                                              40,678                  36,333
   Actual return on assets held in the plan                (81,350)                (49,220)
   Net amortization and deferral                            41,210                  18,736
                                                 -----------------       -----------------

   Pension expense                               $          54,350       $          62,371
                                                 =================       =================

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

The funded status of SMR's pension plan is as follows:


                                                                   1997                    1996
                                                                   ----                    ----
   Actuarial present value of projected
    benefit obligations                               $         655,356       $         607,371
   Plan assets at fair market value                             729,993                 589,495
                                                      -----------------       -----------------
   Plan assets in excess (deficiency) of
    projected benefit obligations                                74,637                 (17,876)
   Unrecognized net asset at transition                         (34,558)                (38,624)
   Unrecognized prior service cost                               61,073                  67,881
   Unrecognized net (gain) loss                                  (3,470)                 57,658
   Additional liability to reflect required
    minimum liability at year-end                                     -                 (86,915)
   Other                                                       (112,945)                  2,613
                                                      -----------------       -----------------

   Accrued pension obligation                         $         (15,263)      $         (15,263)
                                                      =================-      =================-

SMR also has a defined contribution retirement plan qualified under Section 401(k) of the Internal Revenue Code that covers substantially all employees who meet certain age and length of service requirements that are not covered by the defined benefit plan. Under these plans, the Company will make a matching contribution of 100% of employee elective deferrals, up to a maximum contribution of 3% of a participant's compensation. In addition, the plan provides for a floor contribution of 2% of each eligible employee's compensation. Total expense under these plans was $146,721 in 1997 and $131,100 in 1996.

FSI sponsors a defined contribution savings plan ("Plan") qualified under
Section 401(k) of the Internal Revenue Code of 1986, covering substantially all full-time employees meeting age and service requirements. Prior to June 30, 1996, FSI sponsored an Employee Stock Ownership Plan ("ESOP") and a 401(k) Plan. These plans were merged on June 30, 1996.

The Plan provides for the following contributions:

      A base non-elective contribution equal to 2% of each eligible employee's compensation (effective July 1, 1996),

      A matching contribution on a dollar-for-dollar basis, up to 3% of each eligible employee's compensation (this percentage was 6% from October 1, 1996, the date these contributions commenced, to December 31, 1996), and

      A cash contribution of $9,250 per month through December 2000 (In 1996, a contribution of $27,750 was made in September 1996 and $9,250 per month was contributed from October through December 1996.).

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

The minimum amount of these contributions is $300,000 annually through June
2001.

Total expense under the Plan was $517,000 in 1997 and $211,200 in 1996. Plan expense in 1996 includes ESOP contributions made prior to FSI's purchase of the remaining unallocated shares held by the ESOP on June 30, 1996.

Certain participant's accounts hold shares of FSI common stock (allocated shares). The total number of allocated shares was 639,257 at December 31, 1997 and 723,564 at December 31, 1996.

Under provisions of the Plan, participants receiving distribution of FSI stock may require FSI to repurchase such shares at fair market value. The terminated participant has two periods in which to exercise this "put" option; first, within 60 days from the date of distribution, and second, for a 60 day period one year later after the new determination of fair market value and notice to the participant thereof. Fair market value is determined by independent appraisal. FSI repurchased 73,847 shares for $166,569 in 1997 and 85,810 shares for $225,188 in 1996.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

FSI is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of liability, if any, with respect to these actions will not materially affect the financial position or results of operations of FSI.

FSI has the responsibility to complete all contracts on a timely basis and within the guidelines agreed to in the contract. After completion of a particular job, the work performed by the Company may be subject to review and acceptance by the Federal Aviation Administration and various other regulatory agencies. In the past the Company has not had significant expenditures due to failure to deliver or regulatory agency rejection.

NOTE 12 - SUPPLEMENTAL CASH FLOW INFORMATION

The following are supplemental disclosures of cash flow activities:

                                                                1997                 1996
                                                                ----                 ----
          Cash paid for:
           Interest                                   $      723,092       $      803,076
           Income taxes, net of refunds received           1,076,051              249,411

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

Non-cash investing and financing transactions were as follows:

                                                                         1997                 1996
                                                                         ----                 ----
          Property and equipment purchased with
           capital lease obligation                            $      183,715       $      249,169

          Building addition payment included in accounts
           payable at December 31, 1997                                70,000                    -

NOTE 13 - PARTNER/STOCKHOLDER AGREEMENTS

The partners of SMR Associates and the stockholders of SMR Technologies have a cross purchase agreement, which covers future transfers of each owner's interests in these entities. In the event of an individual's retirement after age 55, disability, or death, the remaining owners are required to purchase that individual's interest in these entities at a price determined in accordance with the agreement. In the event of a third party offer to purchase an owner's interest, the remaining owners have the right to acquire such interest at the same purchase price. The term for payment of the purchase price can be up to 10 years, with interest computed at the prime rate on the unpaid balance.

SMR Technologies has a consulting and deferred compensation agreement with its stockholders whereby each stockholder (or his beneficiary) will receive $100,000 for five years after retirement (past age 55), disability, or death. No expense was recognized under this agreement in 1997 or 1996.

NOTE 14 - SIGNIFICANT CUSTOMERS

Sales to three significant customers totaled $31,879,000 (44% of consolidated net sales) in 1997. Sales to three significant customers totaled $19,100,000 (42% of consolidated net sales) in 1996. All of these customers are in the aircraft industry. Accounts receivable from these customers represented 45% of trade accounts receivable at December 31, 1997 and 50% of trade accounts receivable at December 31, 1996.

NOTE 15 - USE OF ESTIMATES

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could vary from the estimates that were used.

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES
             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

The Company has calculated and determined its revenue earned from contracts for the years ended December 31, 1997 and 1996, and the effect on several asset and liability amounts, based on the common industry standard determination formula of actual costs to date compared to total estimated job costs. Due to uncertainties inherent in the estimation process, and uncertainties relating to future performance as the contracts are completed, it is at least reasonably possible that estimated job costs, in total or on individual contracts, will be revised.

NOTE 16 - CASH DISTRIBUTION

In January 1998, SMR Technologies paid a cash distribution of $675,000 to its stockholders to pay the balance of income taxes due on the S Corporation income for the year ended December 31, 1997.

NOTE 17 - CREDIT RISK

The Company extends credit to its customers in the normal course of business. Management performs ongoing credit evaluations of its customers, and believes that any risk of loss is minimal.

NOTE 18 - LOSS CONTRACT

FSI recognized a loss of $1,956,000 in 1997 and $4,167,00 in 1996 on a contract that is considered to be substantially complete as of December 31, 1997.

NOTE 19 - SUBSEQUENT EVENT

On February 2, 1998, the principal on the SMR Associates $2,000,000 Industrial Development Bonds was called (Note 6). At that time, the escrow fund had a balance of $1,864,454. An additional $135,546 was deposited into the escrow fund in order to satisfy the redemption.

NOTE 20 - SALE OF BUSINESS

Effective August 7, 1998, the shareholders of SMR Aerospace, Inc. sold to BE Aerospace, Inc., a Delaware corporation, all of the outstanding common stock of SMR Aerospace, Inc. (including all of the investments in the subsidiaries), all of the general and limited partnership interests in SMR Associates, and all of the membership interest in SMR Developers. Concurrent with this transaction, BE Aerospace, Inc. also acquired substantially all of the minority interest in the common stock of Flight Structures, Inc. which was owned by the FSI Savings and Retirement Plan. The total purchase price was approximately $142,000,000.

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES

                            CONDENSED BALANCE SHEETS

                  (Dollars in thousands, except share amounts)


                              ASSETS
                                                                March 31,       December 31,
                                                                   1998             1997
                                                               (Unaudited)
Current assets:
     Cash and short-term investments ........................       $   325       $ 2,978
     Accounts receivable, net ...............................        19,970         9,682
     Inventories, net .......................................        10,465        10,102
     Costs and estimated earnings in excess of billings on
       uncompleted contracts ................................         3,873         7,842
     Other current assets ...................................           639           701
                                                                    -------       -------
               Total current assets .........................        35,272        31,305

Property, plant and equipment, net ..........................         5,747         5,526
Intangibles and other assets, net ...........................         3,060         5,019
                                                                    -------       -------
                                                                    $44,079       $41,850
                                                                    =======       =======

           LIABILITIES, STOCKHOLDERS' EQUITY, PARTNERS'
                   CAPITAL AND MEMBERS' CAPITAL

Current liabilities:
     Accounts payable .......................................       $ 6,013       $ 4,073
     Billings in excess of costs and estimated earnings on
       uncompleted contracts ................................         2,752         4,767
     Accrued liabilities ....................................         4,527         4,851
     Current portion of long term debt ......................         1,414         1,271
                                                                    -------       -------
               Total current liabilities ....................        14,706        14,962

Long-term debt, less current portion ........................         2,328         4,615
Other long-term liabilities .................................         6,801         4,189
Minority interest in subsidiary .............................         2,487         1,932

Stockholders' equity, partners' capital and members' capital:
   Common stock, $5 stated value; 750 shares authorized; ....             1
      300 shares issued and outstanding .....................                           1
   Common stock, $2 stated value; 850 shares authorized; ....             1
       300 shares issued and outstanding ....................                           1
   Additional paid-in capital ...............................           166           166
   Retained earnings, partners' capital, and members' capital        17,589        15,984
                                                                    -------       -------
                                                                     17,757        16,152

                                                                    $44,079       $41,850
                                                                    =======       =======


See accompanying notes to condensed financial statements.

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES

                         CONDENSED STATEMENTS OF INCOME

                             (Dollars in thousands)
                                   (Unaudited)


                                                                                   Three Months Ended
                                                                                        March 31,
                                                                       -------------------------------------------
                                                                                1998                 1997
                                                                          ------------------    -----------------
Net sales.......................................................         $            26,330    $          17,028

Cost of sales........................................................                 16,989               10,243

                                                                          ------------------    -----------------

     Gross profit....................................................                  9,341                6,785

Research, development and engineering................................                  1,841                1,545
Selling, general and administrative expenses.                                          2,572                2,198
                                                                          ------------------    -----------------

     Operating income................................................                  4,928                3,042

Minority interest in net loss (earnings) of subsidiary...............                   (560)                (244)
Interest expense.....................................................                   (152)                (190)
Other income, net....................................................                     36                   13
                                                                          ------------------    -----------------

Income before income taxes...........................................                  4,252                2,621

Income taxes.........................................................                  1,252                  504
                                                                          ------------------    -----------------

Net Income...........................................................     $            3,000    $           2,117
                                                                          ==================    =================


See accompanying notes to condensed financial statements.

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES

                       CONDENSED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)
                                   (Unaudited)

                                                                              Three Months Ended
                                                                                  March 31,
                                                                     ------------------------------------
                                                                            1998             1997
                                                                        --------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income.................................................          $     3,000        $    2,117
     Adjustments to reconcile net income to net cash flow from
      operating activities:
       Depreciation and amortization............................                  341               279
       Minority Interest in earnings of subsidiary..............                  560               244
     (Increase) decrease in assets:
       Accounts receivable......................................              (10,288)           (3,245)
       Inventories..............................................                 (363)             (223)
       Costs and estimated earnings in excess of billing on
        uncompleted contracts...................................                3,969               684
       Other assets.............................................                   51              (214)
     Increase (decrease) in liabilities:
       Accounts payable.........................................                1,940              (215)
       Billings in excess of costs and estimated earnings on
        uncompleted contracts...................................               (2,015)            1,685
       Accrued liabilities......................................                 (324)              105
                                                                          -----------        ----------
          Net cash flows provided by
            (used in) operating activities......................               (3,129)            1,217

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures.......................................                 (408)             (851)
     Increase (decrease) in restricted funds....................                1,854               (39)
                                                                          -----------        ----------
          Net cash flows provided by
            (used in) investing activities......................                1,446              (890)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from long-term debt...............................                   --               705
     Repayments of long-term debt...............................               (2,172)             (356)
     Net increase in line of credit.............................                2,597                15
     Treasury stock redemption..................................                   --               (60)
     Distribution to shareholders...............................               (1,395)             (688)
                                                                          -----------        ----------
          Net cash flows (used in) financing activities.........                 (970)             (384)
                                                                          -----------        ----------
CHANGE IN CASH AND CASH EQUIVALENTS.............................               (2,653)              (57)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .................                2,978               161
                                                                          -----------        ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD .......................          $       325        $      104
                                                                          ===========        ==========



See accompanying notes to condensed financial statements.

                SMR AEROSPACE, INC., AFFILIATES, AND SUBSIDIARIES

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                 March 31, 1998
                                   (Unaudited)

Note 1.   Basis of Presentation

The condensed financial statements of SMR Aerospace, Inc. (the "Company") have been prepared by the Company and are unaudited pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information related to the Company's organization, significant accounting policies, and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, these unaudited condensed consolidated financial statements reflect all material adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations and statements of financial position for the interim periods presented. These results are not necessarily indicative of a full year's results of operations.

Although the Company believes that the disclosures provided are adequate to make the information presented not misleading, these unaudited interim condensed financial statements should be read in conjunction with the audited consolidated and combined financial statements and notes thereto for the year ended December 31, 1997.


Note 2.   Subsequent Event

Effective August 7, 1998, the shareholders of SMR Aerospace, Inc. sold to BE Aerospace, Inc., a Delaware corporation, all of the outstanding common stock of SMR Aerospace, Inc. (including all of the investments in the subsidiaries), all of the general and limited partnership interests in SMR Associates, and all of the membership interest in SMR Developers. Concurrent with this transaction, BE Aerospace, Inc. also acquired substantially all of the minority interest in the common stock of Flight Structures, Inc. which was owned by the FSI Savings and Retirement Plan. The total purchase price was approximately $142 million.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

         The unaudited pro forma combined statements of operations and unaudited pro forma combined balance sheet give effect to (i) the acquisition by B/E Aerospace, Inc. ("B/E") of SMR on a purchase accounting basis and (ii) the issuance of the shares issued in the acquisition of SMR. The pro forma combined statement of operations for the fiscal year ended February 28, 1998 is comprised of the results of B/E for the fiscal year ended February 28, 1998 and the results of SMR for the year ended December 31, 1997. The pro forma combined statement of operations for the three months ended May 30, 1998 is comprised of the results of B/E for the three months ended May 30, 1998 and the results of SMR for the three months ended March 31, 1998. The pro forma combined balance sheet as of May 30, 1998 has been prepared by combining the consolidated balance sheet of B/E as of May 30, 1998 with the balance sheet of SMR as of March 31, 1998.

         The pro forma combined statements of operations for the fiscal year ended February 28, 1998 and the three months ended May 30, 1998 assume that the acquisition of SMR and the issuance of the shares issued in the acquisition of SMR occurred on February 23, 1997. The pro forma combined balance sheets as of May 30, 1998 assumes that the acquisition of SMR and the offering of the shares issued in the acquisition of SMR occurred on May 30, 1998. The pro forma combined statements of operations and balance sheet do not purport to represent the results of operations or financial position of the Company had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. Certain of the pro forma adjustments represent estimates of costs to be incurred and cost savings expected to be realized in connection with the acquisition of SMR (expenses related to the SMR selling shareholders which are now non-recurring). No assurance can be given as to the amount of costs that will actually be incurred or cost savings that will actually be realized. The pro forma adjustments are based on management's preliminary assumptions regarding purchase accounting adjustments.

         Terms of the SMR purchase and sale and related agreements (the "Agreements") provide for B/E to issue the SMR selling shareholders 4,000,000 shares of common stock valued at approximately $30 per share. The Agreements also provide that in the event that the SMR selling shareholders do not receive net proceeds (as defined) from the sale of the B/E stock equal to approximately $30 per share, that B/E will pay such difference and reflect the same as an increase in the purchase price of SMR; in the event the SMR selling shareholders receive net proceeds (as defined) greater than approximately $30 per share, they are obligated to remit such amount to B/E, and such amounts will be reflected as additional paid in capital by the Company. B/E has guaranteed its obligations under the Agreements by posting an irrevocable letter of credit in favor of the SMR selling shareholders. This letter of credit may be drawn upon after December 31, 1998 if the sellers have not received net proceeds (as defined) of $120 million from the sale of the 4,000,000 shares. The Agreements provide B/E effective control over the timing, amount of shares and amount per share that the SMR selling shareholders may sell the B/E shares.

         The pro forma combined financial information is based upon certain assumptions and adjustments described in the notes to the pro forma financial statements. The pro forma combined financial information should be read in conjunction with the historical financial statements, and related notes and "Management's Discussion and Analysis of Results of Operations and Financial Condition" contained, with respect to B/E, in B/E's Annual Report on Form 10-K, as amended, for the year ended February 28, 1998, and the Quarterly Report on Form 10-Q, as amended, for the quarter ended May 30, 1998 and, with respect to SMR, in the audited financial statements attached hereto.

B/E Aerospace, Inc.
Pro Forma Combined Statement of Operations (Unaudited)
Year Ended February 28, 1998
(Dollars in thousands)

                                                               B/E          SMR    Adjustments    Pro Forma
                                                             ----------------------------------------------

Net sales                                                    $ 487,999   $  72,805   $    --      $ 560,804
Cost of sales                                                  309,094      43,914(a)      200      353,208
                                                             ---------   ---------   ---------    ---------
Gross profit                                                   178,905      28,891        (200)     207,596
Operating expenses:
   Research, development and engineering                        45,685       7,389        --         53,074
   Selling, general and administrative                          58,622       8,593(b)   (1,251)      65,964
   Amortization expense                                         11,265        --  (a)    1,729       12,994
   In-process research and development,
      acquisition and other expenses                             4,664        --  (c)   68,400       73,064
                                                             ---------   ---------   ---------    ---------
      Total operating expenses                                 120,236      15,982      68,878      205,096
                                                             ---------   ---------   ---------    ---------
Operating earnings (loss)                                       58,669      12,909     (69,078)       2,500

Interest expense, net                                           22,765         723(d)    2,520       26,008
                                                             ---------   ---------   ---------    ---------
Earnings (loss) before income taxes
   and extraordinary item                                       35,904      12,186     (71,598)     (23,508)
Minority interest in net earnings of subsidiary                   --         1,285(e)   (1,285)        --
Income taxes                                                     5,386       2,500(f)   (1,152)       6,734
                                                             ---------   ---------   ---------    ---------
Earnings (loss) extraordinary item                              30,518       8,401     (69,161)     (30,242)
Extraordinary item                                               8,956        --          --          8,956
                                                             ---------   ---------   ---------    ---------
Net earnings (loss)                                          $  21,562   $   8,401   $ (69,161)   $ (39,198)
                                                             =========   =========   =========    =========
Basic earnings (loss) per share:
    Earnings (loss) before extraordinary item                $    1.36                            $   (1.14)
   Extraordinary item                                            (0.40)                               (0.34)
                                                             ---------                            ---------
    Net earnings (loss)                                      $    0.96                            $   (1.48)
                                                             =========                            =========
   Weighted average common shares                               22,442                               26,442

Diluted earnings (loss) per share:
    Earnings (loss) before extraordinary item                $    1.30                            $   (1.14)
   Extraordinary item                                            (0.38)                               (0.34)
                                                             ---------                            ---------
    Net earnings (loss)                                      $    0.92                                (1.48)
                                                             =========                            =========
   Weighted average common shares                               23,430                               26,442


See accompanying notes to Pro Forma Combined Statement of Operations for the Year ended February 28, 1998.

B/E Aerospace, Inc.
Notes to Pro Forma Combined Statement of Operations
Year ended February 28, 1998


(a) Reflects adjustments to depreciation and amortization based on the preliminary purchase price allocation related to the acquired property and equipment and intangible assets.

(b) Reflects adjustments to eliminate costs attributable to the selling shareholders of the acquired businesses that will no longer be incurred by B/E. Such costs consist of the following:

          Shareholder salaries and benefits                            $     711
          Shareholder bonuses                                                540
                                                                      ----------
                                                                        $  1,251

(c) Reflects the estimated in-process research and development and acquisition related expenses associated with the acquisition of SMR.

(d) Represents additional interest expense for the year ended February 28, 1998 that would have been incurred had 1) the acquisition, 2) the offering of the shares issued in the acquisition of SMR and 3) the refinancing of B/E's senior notes (which was completed on March 16, 1998) taken place on February 23, 1997.

(e) To eliminate minority interest.

(f) To adjust income tax expense to reflect a 15% effective tax rate.

B/E Aerospace, Inc.
Pro Forma Combined Statement of Operations (Unaudited)
Three Months Ended May 30, 1998
(Dollars in thousands)

                                                B/E          SMR     Adjustments   Pro Forma
                                              ----------------------------------------------
Net sales                                    $ 139,991    $  26,330   $    --      $ 166,321
Cost of sales                                   88,111       16,989(a)       50      105,150
                                             ---------    ---------    --------    ---------
Gross profit                                    51,880        9,341         (50)      61,171
Operating expenses:
   Research, development and engineering        11,972        1,841        --         13,813
   Selling, general and administrative          17,999        2,572(b)     (475)      20,096
   Amortization expense                          3,441         --  (a)      432        3,873
   In-process research and development and
      acquisition related expenses              98,253         --                     98,253
                                             ---------    ---------    --------    ---------
Total operating expenses                       131,665        4,413         (43)     136,035
                                             ---------    ---------    --------    ---------
Operating earnings (loss)                      (79,785)       4,928          (7)     (74,864)
Interest expense, net                            7,782          116(c)      930        8,828
                                             ---------    ---------    --------    ---------
Earnings (loss) before income taxes            (87,567)       4,812        (937)     (83,692)
Minority interest                                 --            560(d)     (560)        --
Income taxes                                     1,816        1,252(e)     (593)       2,475
                                             ---------    ---------    --------    ---------
Net earnings (loss)                          $ (89,383)   $   3,000   $     216    $ (86,167)
                                             =========    =========   =========    =========

Basic (loss) per share:
    Net (loss)                               $   (3.87)                            $   (3.18)
                                             =========                             =========
    Weighted average common shares              23,070                                27,070
Diluted (loss) per share:
    Net (loss)                               $   (3.87)                            $   (3.18)
                                             =========                             =========
    Weighted average common shares              23,070                                27,070


See accompanying notes to Pro Forma Combined Statement of Operations for the Three Months Ended May 30, 1998.

B/E Aerospace, Inc.
Notes to Pro Forma Combined Statement of Operations
Three Months Ended May 30, 1998


(a) Reflects adjustments to depreciation and amortization based on the preliminary purchase price allocation related to the acquired property and equipment and intangible assets.

(b) Reflects adjustments to eliminate costs attributable to the selling shareholders of the acquired businesses that will no longer be incurred by B/E. Such costs consist of the following:

          Shareholder salaries and benefits         $  475

(c) Represents additional interest expense for the three month period ended May 30, 1998 that would have been incurred had 1) the acquisition, 2) the offering of the shares issued in the acquisition of SMR and 3) the refinancing of B/E's senior subordinated notes (which was completed on March 16, 1998) taken place on February 23, 1997.

(d) To eliminate minority interest.

(e) To adjust income tax expense to reflect a 17% effective tax rate.

B/E Aerospace, Inc.
Pro Forma Combined Balance Sheets (Unaudited)
May 30, 1998
(Dollars in thousands)

                                                          B/E        SMR        Adjustments   Pro Forma
                                                       ------------------------------------------------
Assets:
Current assets:
   Cash and cash equivalents                           $  24,821    $     325    $    --      $  25,146
   Accounts receivable - trade, net                       99,565       19,818(b)      (400)     118,983
   Inventories, net                                      152,506       10,465(b)    (1,100)     161,871
   Other current assets                                    8,867        4,512(b)    (1,100)      12,279
                                                       ---------    ---------    ---------    ---------
      Total current assets                               285,759       35,120       (2,600)     318,279
Property & equipment, net                                120,543        5,747(b)     2,000      128,290
Intangibles & other assets, net                          268,232        3,060(a)   142,000      323,158
                                                                             (c)   (23,734)
                                                                             (b)     2,000
                                                                             (b)   (68,400)
                                                       ---------    ---------    ---------    ---------
                                                       $ 674,534    $  43,927    $  51,266    $ 769,727
                                                       =========    =========    =========    =========
Liabilities & Stockholders' Equity
Current liabilities:
   Accounts payable                                    $  45,764    $   6,013    $    --      $  51,777
   Accrued liabilities                                    58,795        7,479(b)       400       67,674
                                                                             (b)     1,000
   Current portion of long-term debt                       5,793        1,414(b)    (1,414)       5,793
                                                       ---------    ---------    ---------    ---------
      Total current liabilities                          110,352       14,906          (14)     125,244
Long-term debt                                           430,365        9,129(c)    (2,428)     466,816
                                                                             (a)    22,000
                                                                             (a)     7,750
Deferred income taxes                                      1,130         --           --          1,130
Other liabilities                                         25,528        2,487(c)    (2,487)      25,528
                                                       ---------    ---------    ---------    ---------
      Total liabilities                                  567,375       26,522       24,821      618,718
                                                       ---------    ---------    ---------    ---------
Stockholders' equity:
   Common stock                                              232            2(c)        (2)         272
                                                                             (a)        40

   Additional paid-in capital                            240,581         --  (a)   119,960      352,791
                                                                             (a)    (7,750)

   Accumulated deficit                                  (130,107)      17,403(c)   (17,403)    (198,507)
                                                                             (b)   (68,400)

  Cumulative foreign exchange translation adjustment      (3,547)        --           --         (3,547)
                                                       ---------    ---------    ---------    ---------
     Total stockholders' equity                          107,159       17,405       26,445      151,009
                                                       ---------    ---------    ---------    ---------
                                                       $ 674,534    $  43,927   $   51,266    $ 769,727
                                                       =========    =========   ==========    =========


See accompanying notes to Pro Forma Combined Balance Sheets as of May 30, 1998.

B/E Aerospace, Inc.
Notes to Pro Forma Combined Balance Sheets
May 30, 1998


(a)  Reflects the issuance of common stock and use of cash related to the acquisition of SMR:

         Common stock issued to SMR selling shareholders in August 1998                 $     120,000
         Proceeds from borrowings under the Company's Bank Credit facility                     22,000
         Estimated offering expenses                                                            7,750

b) The acquisition of SMR has been accounted for as a purchase pursuant to APB Opinion No. 16 "Business Combinations." The purchase price has been allocated to the assets and liabilities of SMR based on relative fair values. Such allocations are subject to final determination based on valuations and other studies. The final values may differ from those set forth below:

         Purchase cost:

         Common stock                                                                   $     120,000
         ESOP debt                                                                             22,000
         Purchase accounting reserves                                                           1,400
         Less estimated book value of net assets purchased                                     (23,734)
                                                                                              --------
                                                                                        $     119,666

         Allocation of excess of purchase cost over book value of assets:

         Property, plant and equipment                                                  $       2,000
         Accounts receivable                                                                     (400)
         Inventories                                                                           (1,100)
         Other current assets                                                                  (1,100)
         Goodwill                                                                              41,866
         Patents                                                                               10,000
         Purchased in-process research and development                                         68,400
                                                                                               ------
                                                                                        $     119,666

c) To reclassify the equity in SMR, minority interest, and debt retained by sellers in excess of $6,700 as part of the allocation of purchase price.

                                  EXHIBIT INDEX



Exhibit No.         Description of Exhibits                                 Page
-----------         -----------------------                                 ----
2.1                 Acquisition Agreement, dated as of July 21, 1998,
                    among BE Aerospace, Inc., a Delaware Company
                    Oscar J. Mifsud, Oscar J. Mifsud Trust -- 1998,
                    Patrick L. Ryan, Patrick L. Ryan Trust -- 1998,
                    David B. Smith, and David B. Smith Trust -- 1998.

2.2 Stock Purchase Agreement, dated as of July 21, 1998, between Flight Structures, Inc. Savings and
                    Retirement Plan and Trust and BE Aerospace, Inc.


23.1 Consent of Zalick, Torok, Kirgesner, Cook & Co., dated August 17, 1998.

99.1                Press Release dated August 10, 1998.